Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Dingdong (Cayman) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.000002 per share	Rule 457(h)	20,628,395(3)	$3.70(3)	$76,325,061.50	$0.0000927	$7,075.33

Equity	Class A ordinary shares, par value $0.000002 per share	Rule 457(c) and Rule 457(h)	19,916,320(4)	$3.24(4)	$64,528,876.80	$0.0000927	$5,981.83

Total Offering Amounts			40,544,715(5)		$140,853,938.30

Total Fee Offsets							—

Net Fee Due							$13,057.16

(1)

The securities to be registered hereby may be represented by American depositary shares, or ADSs, of the Registrant. Each two ADS represents three Class A Ordinary Shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-257291).

(2)

This Registration Statement registers Class A Ordinary Shares issuable upon vesting or exercise of awards under the 2020 Share Incentive Plan (amended and restated on December 17, 2021, further amended and restated on June 24, 2022) (the “Plan”) as well as the Class A Ordinary Shares reserved for future awards under the Plan. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plan.

(3)

The amount to be registered represents Class A Ordinary Shares issuable upon exercise of outstanding options and pursuant to other awards granted under the Plan. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents weighted average exercise price of these outstanding options, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act.

(4)

The amount to be registered represents Class A Ordinary Shares available for future issuance under the Plan. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on June 21, 2022 and adjusted for the Class A Ordinary Share-to-ADS ratio.

(5)

Any Class A Ordinary Shares covered by an award granted under the Plan (or portion of an award) that expires, for any reason, is cancelled or terminated without having been exercised or settled or that is forfeited or repurchased and held as treasury shares shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A Ordinary Shares which may be issued under the Plan.